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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE
                                                             FROM SCANSOFT, INC.

CONTACTS:

RICHARD MACK                                                         MARIE RUZZO
ScanSoft, Inc.                                                    ScanSoft, Inc.
Tel: (978) 977-2175                                          Tel: (617) 428-4444
richard.mack@scansoft.com                               marie.ruzzo@scansoft.com

          ScanSoft Bolsters its Global Directory Assistance Portfolio, Enhances Leading Market Position with Acquisition of Telelogue, Inc.

     TELELOGUE ADDS CRITICAL PATENTS, CUSTOMER AND PARTNER RELATIONSHIPS AND FIELD-PROVEN APPLICATIONS TO SPECIALIZED DA PRACTICE WITHIN THE SPEECHWORKS
                              DIVISION OF SCANSOFT

      PEABODY, MASS., MAY 6, 2004 - ScanSoft, Inc. (Nasdaq: SSFT), the leading supplier of speech and imaging solutions, today announced an agreement to acquire Telelogue, Inc., a provider of automated directory assistance (DA) applications for telecommunications service providers. The acquisition enhances the company's automated DA portfolio by adding key customer and partner relationships, proven methodologies in voice user interface, and several patents that are critical to the successful automation of DA services. Terms for the cash-based transaction were not disclosed.

Telelogue is recognized for being at the forefront of the automated DA market and is the first company with deployed systems that can provide automation for all 140 million DA listings in the United States. Based in New Jersey, Telelogue maintains an array of critical technologies, services and intellectual property that form the foundation for DA applications at Blackfoot, Z-Tel and others.

"We are excited to add Telelogue to our unparalleled portfolio of specialized speech applications and professional services expertise for the DA market," said Steve Chambers, president of SpeechWorks, a division of ScanSoft. "Our applications have delivered measurable results for our DA customers around the world for business, residential and toll-free listings. With new capabilities and an ongoing commitment to this space, we look forward to leveraging our expertise and best practices to provide automated DA solutions that deliver superior customer results for service providers around the world."

According to the March 2004 Zelos Group Report on "Service Providers' Speech-Enabled Services", ScanSoft is the leading provider of deployed automated DA services worldwide.

"With the addition of the Telelogue patent portfolio, hosted capabilities, and middle-tier partners, ScanSoft continues to build the broadest portfolio of automated DA software and services solutions in the industry," observed Mark Plakias, Identity Practice Leader at Zelos Group. "Automation is the hottest trend in North American DA right now, and the telco management teams responsible for implementation are demanding options, making the Telelogue acquisition a smart move for ScanSoft."

DEDICATED DA PRACTICE FOCUSED ON CUSTOMER RESULTS

To ensure superior customer results, the company maintains a dedicated professional services organization focused squarely on the growing demand for automated services. The SpeechWorks DA services group has

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more than 120 years of cumulative experience in the field and maintains a presence in major markets around the world. Service providers can engage SpeechWorks for user interface design, application tuning and integrating of specialized tools into a service provider's DA application and database. Supported by an arsenal of patented processes and proven technologies, SpeechWorks DA practice works with service providers to create the proper balance between call automation and customer care. To date, the company has successfully automated DA solutions for more than a dozen service providers across ten countries.

In addition to its dedicated services practice, the company provides customers with fully automated, standards-based DA solutions that go beyond frequently requested listings, enabling total coverage of business, residential and toll-free listings. The company's DA solutions, which include its SpeechPAK(TM) for Directory Assistance packaged application kit, eliminate the need for agent assistance and can deliver significant returns on investment within twelve months or less for many service providers.

The company recently appointed Chris Matson to lead its global DA group and help extend its leading position in this market. Mr. Matson, who joins the company from Nuance Communications, brings more than a decade of experience in DA technologies, services and consulting, and has been directly involved in the sales and deployment of DA automation solutions around the world.

"The automation of directory assistance services requires intimate knowledge of user interface design and expertly crafted applications," said Chris Matson, director of Global DA Solutions. "SpeechWorks has the global resources, superior knowledge of user interface design and proven speech applications to lead this market. I'm excited to join the team and look forward to supporting the directory assistance automation needs of service providers worldwide."

The company partners with DA experts including Envox Worldwide, IBM, ISx, Nortel Networks, Soleo Communications, Telecordia, Varetis, VoltDelta and many others to ensure high-quality speech services for its global customers. The addition of Telelogue adds new relationships within the DA market with providers such as iTouchPoint, First Data and OSC.

ABOUT THE SPEECHWORKS DIVISION

SpeechWorks is the most trusted name in speech. Through its global partner network, SpeechWorks delivers field-proven applications that revolutionize the way people interact. Today, thousands of companies and millions of users around the world depend on SpeechWorks(R) solutions from ScanSoft to deliver vital business information and simplify every day life. For information, please visit http://www.scansoft.com/speech.

ABOUT SCANSOFT, INC.

ScanSoft, Inc. (Nasdaq: SSFT) is a leading supplier of speech and imaging solutions that are used to automate a wide range of manual processes - saving time, increasing worker productivity and improving customer service. For more information regarding ScanSoft products and technologies, please visit www.ScanSoft.com.

                                      # # #

      ScanSoft, SpeechWorks, SpeechPAK and the ScanSoft logo are trademarks or registered trademarks of ScanSoft, Inc. in the United States and other countries. All other company name or product names may be the trademarks of their respective owners.